As filed with the Securities and Exchange Commission on July 18, 2006

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0876964
(State of Incorporation)	(IRS Employer Identification No.)

1100 Louisiana, Suite 4400 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

KCS Energy, Inc. 2001 Employee and Directors Stock

KCS Energy, Inc. 2005 Employee and Directors Stock Plan

(Full title of each Plan)

Floyd C. Wilson

President and Chief Executive Officer

1100 Louisiana Suite 4400

Houston, Texas 77002

(832) 204-2700

(Name, address and telephone number of agent for service)

Copy to:

Dallas Parker

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	4,096,471 shares	$12.09	$49,526,334	$5,300

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also being registered hereunder.
(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The Nasdaq Stock Market on July 13, 2006, $12.09. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of shares of the Company’s common stock issuable under the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.* **

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Note: The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.
**	Note: The registrant is registering these plans on Form S-8 in connection with a merger of KCS Energy, Inc. with and into the registrant (the “Merger”). Any exercise of options by option holders shall be at an exercise price adjusted by the stock option exchange ratio, rounded up to the nearest whole cent, and for a number of shares as adjusted by the stock option exchange ratio, rounded down to the nearest whole share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by us with the Commission and are incorporated by reference in this Registration Statement:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006 (Commission File No. 000-25717);

(b)	our amendment to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005, filed on April 28, 2006 (Commission File No. 000-25717);

(c)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006 (Commission File No. 000-25717);

(d)	our Current Reports on Form 8-K filed on January 31, 2006, February 2, 2006, February 9, 2006, March 6, 2006, April 21, 2006 (exuding information furnished pursuant to Item 7.01), May 18, 2006, June 23, 2006, June 28, 2006, June 29, 2006, July 11, 2006 and July 17, 2006 and Current Reports on Form 8-K/A filed on January 5, 2006 and March 17, 2006 (Commission File No. 000-25717); and

(e)	the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description. (Commission File No. 000-25717).

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, we will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to: Petrohawk Energy Corporation, 1100 Louisiana, Suite 4400, Houston, Texas 77002, Attention: Corporate Secretary, (832) 204-2700.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law (“DGCL”) relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and also provide that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

Section 145 of the DGCL, inter alia, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. We maintain policies insuring our and our subsidiaries’ officers and directors against specified liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

We have entered into separate indemnification agreements with our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the DGCL. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

Although the above discussion summarizes the material provisions of our certificate of incorporation and bylaws, as amended, and Section 145 of the DGCL, it is not intended to be exhaustive and is qualified in its entirety by each of those documents and that statute.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

†4.1	KCS Energy, Inc. 2001 Employee and Directors Stock Plan (incorporated by reference to Exhibit (10)iii to Form 10-K (File No. 001-13781) filed with the SEC on April 2, 2001) (Commission file number: 001-13781)

†4.2	Amendment to the KCS Energy, Inc. 2001 Employee and Directors Stock Plan (incorporated by reference to Exhibit 10.5 to Form 8-K (File No. 001-13781) filed with the SEC on April 25, 2006) (Commission file number: 001-13781)

†4.3	KCS Energy, Inc. 2005 Employee and Directors Stock Plan (incorporated by reference to Exhibit 4.8 to registration statement on Form S-8 (File No. 333-125690) filed with the SEC on June 10, 2005) (Commission file number: 001-13781)

†4.4	First Amendment of KCS Energy, Inc. 2005 Employee and Directors Stock Plan (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-13781) filed with the SEC on May 19, 2005) (Commission file number: 001-13781)

*5.1	Opinion of Thompson & Knight LLP

*23.1	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)

*23.2	Consent of UHY Mann Frankfort Stein & Lipp CPAs LLP.

*23.3	Consent of Deloitte & Touche LLP.

*23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Petrohawk Energy Corporation (formerly Beta Oil & Gas Corporation).

*23.5	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for KCS Energy, Inc.

*23.6	Consent of Netherland, Sewell & Associates, Inc., Petroleum Engineers for Petrohawk Energy Corporation

*24.1	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith
†	Incorporated by reference

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this

Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the Form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on this 17th day of July, 2006.

PETROHAWK ENERGY CORPORATION

By:	/s/ Floyd C. Wilson
Floyd C. Wilson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Petrohawk Energy Corporation, a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Floyd C. Wilson and Shane M. Bayless, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature / Title
July 17, 2006	By:	/s/ Floyd C. Wilson
Floyd C. Wilson Chairman of the Board, President, and Chief Executive Officer

July 17, 2006	By:	/s/ Shane M. Bayless
Shane M. Bayless Chief Financial Officer, Executive Vice President and Treasurer

July 17, 2006	By:	/s/ Tucker S. Bridwell
Tucker S. Bridwell Director

July 17, 2006	By:	/s/ James L. Irish III
James L. Irish III Director

July 17, 2006	By:	/s/ Robert C. Stone, Jr.
Robert C. Stone, Jr. Director

July 17, 2006	By:	/s/ Thomas R. Fuller
Thomas R. Fuller Director

July 17, 2006	By:	/s/ James W. Christmas
James W. Christmas Director

July 17, 2006	By:	/s/ Robert G. Raynolds
Robert G. Raynolds Director

July 17, 2006	By:	/s/ Gary A. Merriman
Gary A. Merriman Director

July 17, 2006	By:	/s/ Christopher A. Viggiano
Christopher A. Viggiano Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit
†4.1	KCS Energy, Inc. 2001 Employee and Directors Stock Plan (incorporated by reference to Exhibit (10)iii to Form 10-K (File No. 001-13781) filed with the SEC on April 2, 2001) (Commission file number: 001-13781)

†4.2	Amendment to the KCS Energy, Inc. 2001 Employee and Directors Stock Plan (incorporated by reference to Exhibit 10.5 to Form 8-K (File No. 001-13781) filed with the SEC on April 25, 2006) (Commission file number: 001-13781)

†4.3	KCS Energy, Inc. 2005 Employee and Directors Stock Plan (incorporated by reference to Exhibit 4.8 to registration statement on Form S-8 (File No. 333-125690) filed with the SEC on June 10, 2005) (Commission file number: 001-13781)

†4.4	First Amendment of KCS Energy, Inc. 2005 Employee and Directors Stock Plan (incorporated by reference to Exhibit 10.1 to Form 8-K (File No. 001-13781) filed with the SEC on May 19, 2005) (Commission file number: 001-13781)

*5.1	Opinion of Thompson & Knight LLP

*23.1	Consent of Thompson & Knight LLP (included in the opinion of Thompson & Knight LLP filed herewith as Exhibit 5.1)

*23.2	Consent of UHY Mann Frankfort Stein & Lipp CPAs LLP.

*23.3	Consent of Deloitte & Touche LLP.

*23.4	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Petrohawk Energy Corporation (formerly Beta Oil & Gas Corporation).

*23.5	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for KCS Energy, Inc.

*23.6	Consent of Netherland, Sewell & Associates, Inc., Petroleum Engineers for Petrohawk Energy Corporation

*24.1	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith
†	Incorporated by reference